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                           AGREEMENT TO PURCHASE STOCK
                                  (AGREEMENT 2)


      THIS AGREEMENT is made as of January 6, 1998 by and between KEVIN A. ALWARD (KA), residing at 182 Powell Road, Allendale, New Jersey 07401, and GOLD & APPEL TRANSFER S.A. (G&A), a British Virgin Islands corporation, with an address at Omar Hodges Building, Wickhams Cay, Road Town, Tortula, British Virgin Islands.

      WHEREAS, KA owns certain shares and options of Total-Tel U.S.A. Communications, Inc., a New Jersey corporation listed on Nasdaq as TELU; and

      WHEREAS, G&A wishes to purchase some of the TELU shares owned by KA.

      NOW, THEREFORE, the parties agree as follows:

      1. G&A agrees to purchase from KA, and KA agrees to sell to G&A, 191,000 shares of TELU (the "Shares") on February 16, 1998.

      2. The purchase price will be $28.00 US Dollars per Share for a grand total of $5,338,000.00 US Dollars for the Shares (the "Purchase Price").

      3. Payment of the Purchase Price by G&A will be made by wire transfer of immediately available federal funds to KA per the following wire transfer instructions:

                      Chase Manhattan Bank ABA 021 0000 21
               For Benefit of Smith Barney Account # 066 198 038
                For Credit to Alward Account # 641 02137 11-199


      4. KA agrees to deliver to First Montawk Securities for the account of G&A stock certificate(s) representing the Shares duly endorsed for transfer to First Montawk Securities, DTC Participant No. 0270, Account Name G&A Transfer S.A., Account No. W631305570, as soon as immediately available funds representing the Purchase Price are transferred by G&A to the account specified by KA.

      5. KA warrants that he is presently the holder of options which are currently exercisable to acquire the Shares and that on or prior to February 16, 1998 he will exercise such
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options and become the sole owner of the Shares and the Shares then may be sold by him without restrictions.

      6. G&A represents that it is acquiring the Shares in a private transaction for its own account for investment and not with a view to the resale or distribution thereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        /s/ Kevin A. Alward
                                        ----------------------------------------
                                        KEVIN A. ALWARD


                                        GOLD & APPEL TRANSFER S.A.

                                        By:  /s/ Walt Anderson
                                             -----------------------------------
                                             Name:  Walt Anderson
                                             Title: Power of Attorney
                                                    in G&A